SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report

May 30, 2003,

(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter)

                    Washington                                                     001-11455                                                                             91-1603837

            (State or other jurisdiction                                 (Commission File No.)                                                             (IRS Employer

            of incorporation)                                                                                                                                     Identification No.)

1155 Valley Street
Suite 400
Seattle, Washington 98109-4426

(Address of principal executive offices, including zip code)

(206) 624-8100

(Registrant's telephone number, including area code)

Item 5: Other Events

SHURGARD EUROPE ANNOUNCES FORMATION OF A 148 MILLION EURO DEVELOPMENT JOINT VENTURE

SEATTLE, WASHINGTON, May 27, 2003 . . . Shurgard Storage Centers, Inc. (NYSE:SHU) ("Shurgard"), a leading self storage real estate investment trust (REIT), today announced that Shurgard Self Storage, SCA ("Shurgard Europe"), a Belgian joint venture through which Shurgard conducts business in Europe, formed a development joint venture on May 26, 2003 with Crescent Euro Self Storage Investments SARL an investment vehicle controlled by First Islamic Investment Bank, E.C., based in Manama, Bahrain ("Crescent"). The joint venture, known as First Shurgard SPRL ("First Shurgard") will develop approximately 25 self storage properties in Europe in 2003 and 2004. Total capitalization of the joint venture is anticipated to be approximately Euro 147.5 million.

First Shurgard will be funded with equity contributions of Euro 12.5 million from Shurgard Europe and Euro 50 million from Crescent. The joint venture has also obtained debt financing of Euro 85 million provided by Société Générale, Natexis-Banque Populaires, and Bank of America. The debt financing is a non-recourse five-year term facility and carries a floating interest rate of 225 basis points above EURIBOR.

Pursuant to the terms of the joint venture agreement, the joint venture will invest in stores developed or to be developed in six European countries: Denmark, France, Germany, the Netherlands, Sweden, and the United Kingdom. Shurgard Europe has the exclusive right to manage these stores for a term of 20 years. Shurgard Europe will receive development and management fees from the joint venture, in addition to various arrangement fees of approximately Euro 975,000 received at closing. Cash flow after expenses, fees, and interest will be distributed pari passu to Crescent and Shurgard Europe until each receives a leveraged 12% pre-tax return, then, for amounts above the 12% levered return, profits will be distributed 55% and 45% to Crescent and Shurgard Europe, respectively. Under the terms of the Agreement, on or before the fifth anniversary of the formation of the joint venture, the parties can either form another joint venture to hold the stabilized assets long-term, sell the assets to Shurgard Europe, or sell the assets to a third party subject to Shurgard's long-term management contract. The sales price for the assets under each of the scenarios is their fair market value as determined by either mutual agreement or appraisal.

Several members of the team that structured the joint venture provided comments. Bruno Roqueplo, President of Shurgard Europe, said, "This arrangement further demonstrates our ability to raise capital for our rapid growth, from both existing and new financial partners, and puts us in a very good position to further extend our industry leadership." According to Patrick Metdepenninghen, Executive Director Capital Markets of Shurgard Europe, "We had a lot of interest from private equity sources, and selected First Islamic because their investment policy favors partnerships with strong real estate operating teams. First Islamic has earned a reputation with respected real estate investment trusts in the United States as being a valued partner. The joint venture stores will remain a part of Shurgard Europe long-term through the management agreement, yet we have the flexibility to determine the best form of ownership of those stores when they achieve stabilization." Asim Zafar, Executive Director of Asset Management and Real Estate for First Islamic Investment Bank, stated "We have a tradition of a being a long-term partner with premier operators in niche real estate products, and we are pleased to be associated with Shurgard as they continue development of their leadership position in Europe." Muhannad M. Abulhasan, First Islamic Investment Bank's Director of Real Estate, added, "We see tremendous potential for self storage in Europe and hope to capitalize on that opportunity with this initial investment. Our agreement with Shurgard Europe is the beginning of a relationship that we believe will broaden the choices we offer to our investors to own some of the most attractive real estate investments in the world."

Macquarie Capital Partners Limited initiated the transaction and was instrumental to the parties in facilitating completion of the agreement.

* * *

Shurgard Storage Centers, Inc., is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 563 operating storage centers located throughout the United States and in Europe.

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding the earnings guidance, projected development activity, including our projected revenues, expenses, FFO projections, and net income projections for 2003 and beyond, potential fees, promotes and returns to the Company under the terms of the First Shurgard joint venture agreement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard's financial performance, see Shurgard's Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the SEC on May 21, 2003, and Form 10-Q for the quarter ending March 31, 2003 filed with the SEC on May 20, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2003 By; /s/ Harrell Beck

Harrell Beck

Chief Financial Officer,

Chief Accounting Officer and Authorized Signatory